Exhibit 99.1

LECG CORPORATION

Moderator: Annie Leschin

08-18-09/7:30 am CT

Confirmation # 1489449

LECG CORPORATION

Moderator: Annie Leschin

August 18, 2009

7:30 am CT

Operator:  Good day everyone and welcome to the LECG Announces Proposed Merger with Smart Conference Call.  Today’s call is being recorded.

At this time, I’d like to turn the conference over to Annie Leschin.  Please, go ahead ma’am.

Annie Leschin:  Please note that statements in this conference call concerning the proposed transactions and the future business, operating and financial condition of the company and Smart, including expectations regarding revenues, margins and expenses for future periods, statements concerning the plans and objectives of LECG’s management for future operations, statements of the assumptions underlying and relating to any forward looking statements, statements regarding the timing or completion of the transactions and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are forward looking statements as defined by the Private Securities Litigation Reform Act of 1995.

These statements are based upon management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from those expectations.

Risks that may affect actual performance include the ongoing economic downturn and adverse economic conditions, dependence on key personnel, the costs and contribution of acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the company’s service offerings, the company’s ability to integrate new experts successfully, intense competition, potential professional liability and the company’s ability to integrate the operations of Smart, the failure to achieve the cost savings and other synergies LECG expects to result from the transactions, the outcome of any legal proceedings instituted against LECG, Smart and others in connection with the transactions, the failure of the transactions to close for any reason, the amount of the costs, fees, expenses, and charges related to the transactions, business uncertainty and contractual restrictions prior to the closing of the transactions, the effect of war, terrorism or catastrophic events, stock price, foreign currency exchange and interest rate volatility.  Further information on these and other potential risk factors that could affect the company’s financial results is included in the company’s filings with the SEC.

The company undertakes no obligation to update any of its forward looking statements after today.

Now I’d like to turn the call over to Michael Jeffery.

(Michael Jeffery):  Thank you, Annie.  Good morning and welcome, everyone.  Thank you for joining us on such short notice and particularly those like us on the West Coast, where it’s a very, very early 5:30 am.

As we stated in our press release last night, we are very excited to announce that we have entered into definitive agreements to merge with Smart and to receive a $25 million cash investment from Smart’s majority shareholder, Great Hill Partners.

I’d like to begin by reviewing the key rationale and anticipated benefits of the deal, then introduce Steve Samek, Smart’s current CEO and LECG proposed new leader.

And finally turn the call over to our CFO, Steve Fife, to review the details of the proposed transactions.

We view this merger as a positive transformational event for LECG.  It will provide us with a substantial lift in quality revenues, cost saving synergies, a cash investment from a new investment partner that will have representation on the board of directors, and new seasoned executive leadership.

The LECG operating platform will be significantly enhanced, allowing us to better grow and compete from a position of strength.

Once joined, the company will have nearly $400 million in revenue and a comprehensive client services platform to help our clients navigate and succeed in a rapidly changing world.

Our combined platform will offer expert professional services related to large event driven litigation, government regulation and corporate transactions, along with long-term, relationship based, ongoing advisory and consulting services in complementary markets, including technology, compensation and benefits, accounting, actuarial services, tax and business process improvement.

I believe that today, as we sit at the intersection of a macroeconomic downturn, a global financial crisis and the subsequent wave of government regulation, we are at an inflection point in the professional services industry which has caused a huge backlog of opportunities.  In this one transaction, we believe we will separate ourselves from the competition and advance our capability in a way that would have taken each firm many years to accomplish organically.

At the same time, we gain a very valuable investment partner in Great Hill Partners and I believe their investment and representation on the board will both align company and investor interests and provide a strong foundation for growth.

Although the success of this merger and our 2010 projections are not based upon revenue synergies, which we view as entirely upside, we have already begun to see evidence of the complementary nature of our businesses.  For example, we have already identified two major engagements to cross refer our services.  We expect additional opportunities in areas such as forensic accounting, financial services, labor and higher education.

LECG’s thought leadership and high-level connections should provide meaningful opportunities for Smart to expand its business and vice versa.

Our deep relationships with many prominent law firms should provide a significant opportunity for Smart’s business consulting and tax advisory services.

Smart will also be able to introduce LECG to many of its existing Fortune 200 clients in the banking, real estate, and insurance sectors, cultivating future business opportunities.

Finally, we see further symbiotic opportunities internationally due to LECG’s expansive global footprint and involvement within the financial services, university and governmental sectors where both companies maintain strong practices today.

Now I would like to take a moment to introduce Steve Samek, the CEO of Smart and the proposed CEO of the combined company.  I am personally very excited to see Steve assume the leadership role.  Along with LECG’s board and the executive team, I strongly believe he is the right person to take the company to the next level.  Steve distinguished himself as an industry thought leader during his tenure at Arthur Anderson, where he led the $3 billion U.S. business operation.  In addition, he was CEO of a $275 million tax and business advisory firm.  Steve brings a track record of innovation and of successfully managing growth companies, penetrating new markets and rationalizing costs.

Based on his proven ability to create and manage multi-practice collaborative firms, improve profitability and deliver success to all stakeholders, we are excited for the potential of LECG under his leadership.  We believe this transaction will increase our value to clients, employees, and shareholders.

With that, I’d like to turn the call over to Steve Samek for a few words.

(Steve Samek):  Thanks, Michael.  It’s really a pleasure to be here and I can’t tell you how excited I am to be joining this truly global firm with arguably the world’s most highly credentialed experts at what I see as a pivotal time in both the global economy and each of our markets.  You know working closely with the business leaders and the board, I’m going to be developing a detailed strategic plan in order to build on the exceptional work that’s been done by Michael, his team, and all the experts at LECG.  I believe this is a solid foundation from which to build a new industry powerhouse.

My commitment from day one is to engage our entire expanded team to capitalize on our broadened capabilities and capture the greatest share possible of this growing market.  We will also look for additional operational synergies while investing in our top talent and other growth platforms.  We’re also pleased to have Great Hill Partners as a valued investor and partner in the combined company.  Their $25 million investment in a new firm will represent the first major capital investment in our marketplace in more than a year and reflects their confidence in both the industry and our combined firm.  We’re pleased to have such a successful investor on the board of directors and believe the equity will allow us to further improve our competitive position.

I’m looking forward to quickly executing on a plan and I’m thrilled to realize the promise of our combined companies and to align and increase returns for all of our stakeholders.

So with that, let me pass the call back to Steve Fife.

(Steve Fife):  Thank you, Steve.  As outlined in our press release last night, we have entered into definitive agreements to acquire all of Smart’s outstanding shares for approximately $39.9 million in LECG’s common stock and to receive a $25 million cash investment from Smart’s majority shareholder, Great Hill Partners.

The board of directors for each company has approved the transactions.  In the proposed merger transaction, LECG will acquire 100% of Smart’s outstanding stock.  In exchange, LECG will issue approximately 10.9 million shares of common stock having a value of approximately $39.9 million based on the August 14, 2009 closing stock price of $3.65 and will assume approximately $32.4 million of Smart’s net debt as of June 30, 2009.

In the investment transaction, Smart’s majority shareholder, Great Hill Partners will make a $25 million cash investment into LECG in exchange for approximately 6.3 million shares of Series A Redeemable, Convertible Preferred Stock.  This stock will be convertible into LECG’s common stock at a price of $3.96 per share, representing a 10.6% premium to LECG’s 20 day average closing stock price as of August 14, 2009, and will provide a 7.5% dividend payable in cash or stock at the new company’s choice.  Upon completion of the transactions, Great Hill Partners will own voting stock representing approximately 40% of the outstanding voting power of the combined company.

The combined company expects to see business and margin operational improvements in 2010 with few client conflicts from the merger.  Smart’s $100 million in revenue has a roughly 25%

recurring component, a good foundation from which to grow LECG’s annuity business and balance out our mainly large, event -driven revenue.  We expect approximately $6 million in annualized cost savings from the merger and other operational efficiencies.

Smart expects to generate approximately $10 million of adjusted EBITDA in 2009 and we anticipate the transaction will be accretive in 2010.

The merger and the investment transactions are subject to both being consummated concurrently with each other.  The transactions are further subject to a number of other customary closing conditions, including regulatory approval and the approval of LECG shareholders.  LECG and Smart will operate their businesses independently until the closing of the transactions.  LECG expects the closing of the transactions to occur in the fourth quarter of calendar 2009.

Following the completion of the transactions, we will have a new board composition made up of seven members, including four individuals nominated by the current LECG board of directors, Steve Samek, and two from Great Hill Partners.

With that, I’d like to turn the call back to Michael.

(Michael Jeffery):  Steve, thank you very much.  Overall, the proposed merger enhances the firm’s critical mass in terms of revenue, clients, and services.  With Smart, additional capital and new leadership, we believe we have dramatically improved the company’s ability to attract top talent and to capture a larger share of our growing market opportunity.

We believe that these benefits, combined with an unrelenting focus on capturing operating synergies, will position the company for significantly improved profitability entering 2010 and beyond.

I want to thank you very much for joining us on such short notice this morning and now we will open up the call for questions.  Operator?

Operator:  Thank you.  To ask a question today, you may do so by pressing star 1 on your touchtone telephone.  And if you are using a speaker phone, please make sure that your mute function is disengaged to allow your signal to reach our equipment.

Once again, that is star 1 for your questions at this time.  Our first question today comes from Tim McHugh of William Blair.

Tim McHugh:  Hi, guys.  Congratulations on the transaction.  First wanted to ask about if you can provide a little more information about the mix of services at Smart.  You mentioned a variety of them.  Can you give us some relative sense for what those are and in terms of how big and what are kind of the key focus areas?

(Michael Jeffery):  Yes, I think Steve Samek should answer that question.  Steve?

(Steve Samek):  Yes, great.  Hey Tim, how are you?

Tim McHugh:  Good.

(Steve Samek):  Tim, our roughly $100 million in revenue falls in I guess three broad buckets.  One bucket would the technology and consulting business, which is across the sectors that was mentioned - financial services, healthcare, and regulated industries - principally in the upper end of the Fortune 200.

The second sector would be, broadly speaking, advisory services which includes consulting integration and the like, also in that same sector, and in the third bucket – and these are roughly equal would be in the tax area – the insurance businesses, financial consulting and the like.  So it’s a pretty broad-based, exciting mix of services.

Tim McHugh:  Is the recurring component primarily the audit and maybe the actuarial work?  Is that what you were just referring to?

(Steve Samek):  Yes, there’s a number, it’s a combination of tax consulting, some assurance work, including audits and also you know ((inaudible)) kind of work and actuarial.

Tim McHugh:  OK, and then turning to employee retention around this, can you describe what efforts you might make on both sides or within both businesses?  And then on the LECG side, I know you tied up some of your senior-most consultants with some long-term employment agreements -  does this in anyway impact those?

(Michael Jeffery):  Let me – I think both Steve and I should jump in here on this.  First of all, I think that you know strategically, this is a very, very important merger for us and I think that myself and the board firmly believe that this is going to re-strengthen our platform and that’s what most of our experts are interested in - working in a firm with a very strong platform and good growth opportunities.

On top of that, I think Steve, and why he’s such an attractive new CEO for us, Steve Samek has a very strong track record of building morale, creating cohesive and collaborative teams that are engaged towards improving a company’s performance.  So I think we’re in a situation where we feel good about the future of the company.  I believe our correspondent populations are going to feel good about the combined company.

And the last part of your question is no, this doesn’t affect any of our existing arrangements with experts.

(Steve Samek):  Yes, Tim, from the Smart standpoint you know it’s funny, risk and transactions tend to happen when people — defect if you will, when there were significant overlaps in services where people see their particular, if you will, book of business at risk.

The beauty of this is we have very complementary skill sets, but not overlapping and that’s part of the beauty of the transaction is that we fit together very nicely.  So I think our people see this as a great opportunity to further penetrate our clients and they see this as a net plus, you know, significantly.

So the fact that we don’t have overlapping services, we are synergistic in many markets, we see this as a great upside.  I’ve talked to a number of our key leaders and they see the synergies, significant as Michael mentioned before.  We’ve already seen opportunities where we could share in the marketplace already.  So I think this is really a net plus.

(Michael Jeffery):  I guess I’d just add to that a bit of color, Tim.  I was up all night with e-mails coming in from our people with congratulations and feeling this is a great transformation event for the firm, very, very positive and I think one of the — you know it depends how you slice each firm but one of the great things is we’ve talked a lot about tremendous opportunities in the financial services sector and if you add together all of the Smart penetration into that, you’re talking about 40% of their revenues in that area.  And there’s a huge complementary aspect to what we do on the regulatory and the risk management side and one of our top people belies it, he knows the chairman of the FDIC sent a very long congratulatory warm e-mail about two hours ago and looked forward to meeting with Steve Samek and really getting great opportunities out of this growing market force.

Tim McHugh:  That sounds good.  My last question would just be on the compensation structures at the two firms.  I know the LECG part — at least in part of the business, the expert model has been a little different than other firms.  Are you going to try and move towards one type of model or continue to use different top models where you see fit?

(Michael Jeffery):  I think one of the beauties of LECG, I think we’ve shown that we can work in an environment with a number of different compensation models.  Coming from investment banking myself, you know I’m used to people in fund management -  people in equity sales, foreign exchange traders, bond traders - all having a different method of compensation and I think we’ve licked that here at LECG, so we, as you know, have a number of people, the vast population on the at-risk expert model, but we also have a lot of gross margin models and we have salary and bonus.

I think the key aspect for us is to make sure that everybody that works for us provides the right kind of value creation for our shareholders and I think the inclusion of Smart with their bonus — their salary bonus but certainly sort of a good pay for performance culture I think is what this firm and what Smart are all about.  So its pay for performance but we can cope with different ways of calculating that.

Steve, do you want to add to …

(Steve Samek):  The only thing I’d add, Tim, is that you know Michael hit it, it’s about value creation in the long term and when you focus on it, we’re — gone are the days where it’s a one size fits all model and I think LECG’s done a great job of sort of matching compensation to the performance and contribution to the people.  We’ve done the same, for the most part, our management model is one where our leaders are compensated based on gross margin contribution, which aligns — it aligns everybody with the shareholders and I think that’s kind of a key issue that we’re — we have to make sure we continue to manage and when we do that, I think we’re going to be very successful.

Tim McHugh:  OK, thank you guys.

Operator:  And again, ladies and gentlemen, that is star 1 for your questions at this time.  Again, star 1.

And our next question today comes from Andrew Fones of UBS.

Andrew Fones:  Yes, thanks.  First I wanted to add my congratulations and then, if I could start with Steve, could you describe your role at Anderson, what it was you did there and what businesses you headed?  Thanks.

(Steve Samek):  Great, thanks Andrew.  Actually, in the last 6 or 7 years in the firm I had three broad roles, one was heading our risk practice globally, I then ran a major portion of our industry program, which was basically the focus on various industries that we did in the marketplace, but the one that was referred to here and the one where I was comparable to where I’m at now is basically the CEO of the U.S. practice.  That’s all consulting, assurance tax and the like, it was about a $3 billion business with about 2000 partners and we had a broad array of highly skilled you know professional services providers and a broad set obviously of the cross section of the industry.

Andrew Fones:  OK, thanks.  And then in terms of how you saw those kind of businesses interacting as you ran the whole kind of U.S. operation, can you talk about, you know, what you think the potential synergies are between, you know, I guess Anderson’s base business back then and then the tax and the consulting business?  It seems as though you’re in all three areas here and kind of how those kind of revenue synergies played out?

(Steve Samek):  Yes, Andrew, that was a good question and that’s really why I see the excitement here is because what’s happening in the business advisory sector in consulting right now, which is about a $41 billion sector is the same transformation that is happening here happens there.  In other words, you’ve got highly skilled people with vertical skill sets that clients are now looking for  — complex solutions in this regulatory and changing world that require more than one industry vertical or competency to solve.  So by bringing, I think, the skill set that came from that industry that I can bring here is bringing those diverse skills together to serve clients in a very unique way and that’s what we’re trying to create here is by bringing these two firms together I think we’re going to create something that’s unmatched in the marketplace today with our competitors.

Andrew Fones:  OK, and will you organize — I don’t know if you’ve decided yet, will you be organizing the business into three divisions?  I guess the two LECG divisions and then the Smart business as a third, or any thoughts there?

(Steve Samek):  You know we’re going to spend the next 60 days or so looking at how to do that.  My job one right now is to get on the road and meet every LECG expert.  We’ve got some outstanding talent.  I need to listen to what’s on their minds and to listen to their markets and make sure that we bring the firm to bear as best we can.

But when I think about it Andrew, there’s really — if you think broadly, there’s really just four unique competencies we bring at some broad level.  We do conflict resolution, we’re into crisis management, we do operational transformation, and we have regulatory acuity skills.  So when you lay those all sort of end to end, we’ve got the capability to sort of meet almost anything in the marketplace.

(Michael Jeffery):  I think one of the great, if I can just add Andrew you know we see, as we mentioned already, some opportunities and we haven’t — you know we’re only just engaged if you like, we haven’t even got to the order.  And we’ve seen those in large you know — one particularly opportunity, very large forensic account in investigation work and you know there’s tremendous complementaries in the financial services I mentioned.  We’re in the C suite in LECG with Bill Isaac and his team and what Smart have been doing is a lot of accounting integration on big mergers and a lot of M&A integration.  So combining those operational highly leveraged skills without C suite skills, it really does portend for some great stuff.

Andrew Fones:  Thanks.  I just have two more technical questions to finish off.  One, I was wondering if you could detail the $6 million of cost savings that you outlined or cost synergies, where those will — where you’ll find those and then lastly, my understanding was that audit companies couldn’t be public, so I was wondering whether you’re going to have to kind of spin off the attest business or if there’s some way of kind of managing that separately, how you’d be looking at that thing.

(Michael Jeffery):  OK, we always pass the very difficult detailed technical question to Steve Fife, Andrew as you know.  So I’ll hand the first part over to Steve.

(Steve Fife):  Yes, so Andrew on the cost savings you know we’ve identified, I’d say as much operational efficiencies coming through our respective G&A organizations.  There’s overlap in — Smart currently has about 13 offices.  There are some overlaps in the offices, where they’re located, where we’re located and we expect that between the other you know functional areas within the organization we’ll be able to realize some savings.

On a combined basis, the 6 million really represents about 5% of the total G&A so it — I don’t think we’re targeting a very high synergy assumption in the acquisition or in the merger and again, we haven’t really factored in any kind of revenue or cost of services synergies that we think also might be evidenced.

In terms of the audit company, there’s actually — Smart has a separate LLP subsidiary that we will continue to keep in place as — that will handle the attest work.

(Steve Samek):  The other thing, Andrew is Smart does not audit any SEC registrants.

(Steve Fife):  Correct.

(Steve Samek):  And so therefore the conflicts are virtually nonexistent.

Andrew Fones:  Got it.  OK, so it’s kind of a smaller mid cap type ((inaudible)).

(Steve Samek):  Yes, bringing a very significant skill set to what is you know the fast business in LECG, we think is significant synergy there, an ability to recruit you know CPAs and the like will be helpful there.  But so it’s synergistic in almost every respect.

(Michael Jeffery):  Yes, I’d like to add that you know as we’ve gone through all of our extensive due diligence here, one of the attractions, I think we’ve talked about this before, you know it’s really important if you want to get real true organic growth to get a good fund machine going and that’s always been difficult in this business and we think that this merger and with Smart is going to allow us to really invest in the farm and therefore, really get some true organic growth going in this company.

Andrew Fones:  Thank you, that was very helpful.

(Steve Samek):  Thank you, Andrew.

Operator:  And at this time I’d like to turn the conference back over to Michael Jeffery, CEO of LECG for any additional or closing remarks.

(Michael Jeffery):  Thank you very much, operator.  Again, thank everybody for joining us and once again, as Steve and I were up at 3:00 am in this morning to get here, for all those on the West Coast - well done - getting up so early and we look forward very much to providing you with an update when appropriate.  Again, thank you for joining us.

Operator:  And that does conclude today’s conference, ladies and gentlemen.  Again we appreciate everyone’s participation today.

END

Important Additional Information

LECG intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the transactions. When finalized, the proxy statement will be mailed to the stockholders of LECG. Before making any voting or investment decision with respect to the transactions, investors and stockholders of LECG are urged to carefully read the proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by LECG with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders of LECG may obtain free copies of the proxy statement (when available) and other documents filed by LECG with the SEC from LECG’s website at www.lecg.com.

LECG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the LECG’s stockholders in connection with the transactions. Information about LECG’s directors and executive officers is set forth in the proxy statement on Schedule 14A for LECG’s 2008 Annual Meeting of Stockholders filed with the SEC on April 25, 2008 and in the amended Annual Report on Form 10-K filed by LECG with the SEC on April 29, 2009. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transactions will be included in the proxy statement that LECG intends to file with the SEC. Stockholders may obtain additional information regarding the direct and indirect interests of LECG and its directors and executive officers with respect to the transactions by reading the proxy statement once it is available and the other filings referred to above.